                                                       Exhibit 5


                                 September 30, 1998

Cubist Pharmaceuticals, Inc.
24 Emily Street
Cambridge, Massachusetts 02139

          Re: Registration Statement on Form S-3 Under the Securities Act of 1933, as amended

Ladies and Gentlemen:

     We have acted as counsel to Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 9,098,343 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share, to be offered by certain stockholders of the Company (the "Selling Stockholders"), pursuant to a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission on September 30, 1998. Of the Shares being registered pursuant to the Registration Statement, 3,032,783 shares (the "Warrant Shares") are issuable to the Selling Stockholders upon the exercise of Common Stock Purchase Warrants dated September 23, 1998 (the "Warrants"). That portion of the Shares that are not Warrant Shares are referred to herein as "Purchased Shares".

     As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

     We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

     With respect to our opinion set forth below with respect to the Purchased Shares, we have assumed that the Company has received the specified purchase price therefor.

     This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in the State of Delaware.

     Subject to the foregoing, it is our opinion that (i) the Purchased Shares have been duly authorized and that the Shares have been validly issued and fully paid and are non-assessable, and (ii) the Warrant Shares have been duly and validly reserved for issuance and, when and if issued in accordance with the Warrants and against the payment of the specified purchase price therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                              Very truly yours,

                              /s/ BINGHAM DANA LLP

                              Bingham Dana LLP